Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by Terry Almon (“Executive”) and OmniAmerican Bancorp, Inc. and its subsidiaries with its principal place of business at 1320 S. University Drive, Suite 900, Fort Worth, Texas (collectively referred to as the “Company”) as of November 6, 2013. The Company and Executive are referred to as the “Parties.”

WHEREAS, Executive has been employed as Senior Executive Vice President and Chief Operating Officer for the Company;

WHEREAS, effective October 9, 2013, the Parties have mutually agreed to end Executive’s employment with the Company, and the Parties agree that Executive’s employment shall terminate effective as of October 9, 2013, and all of Executive’s positions with the Company shall terminate as of October 9, 2013 (the “Separation Date”); and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Executive’s hiring, employment and separation from the Company and all disputes arising from or during Executive’s employment, any benefits, bonuses and compensation connected with such employment, and all other disputes that the Parties may have for any reason.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    End of Executive’s Employment. Effective as of the Separation Date, all of Executive’s officer and committee positions with the Company and its affiliates and subsidiaries, including her position as Senior Executive Vice President and Chief Operating Officer, shall terminate. Executive agrees that Executive shall not make any representations or execute any documents, or take any other actions, on behalf of the Company as of or after the Separation Date. Executive agrees that this Agreement fully supersedes any and all prior agreements relating to Executive’s employment, compensation and equity with the Company (other than any vested equity awards, COBRA continuation coverage benefits, or any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which Executive has vested as of the Separation Date), all of which shall terminate upon the Separation Date.
2.    Certain Payments and Benefits.
(a)Payment. The Company (i) paid Executive on October 31, 2013: (A) $10,000 in full satisfaction of the Company's obligation to pay her Base Salary through October 31, 2013, and (B) $7,696.15 in full satisfaction of any earned but unused vacation and paid time off accrued by Executive through the Separation Date, and (ii) shall pay any reasonable and qualified unreimbursed expenses properly incurred prior to the Separation Date provided Executive submits the expenses for reimbursement to the Company within thirty (30) days of the Separation Date (collectively, items (i) and (ii) are referred to herein as the “Accrued Obligations”). In addition,

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subject to execution of this Agreement by Executive, and provided Executive does not revoke this Agreement pursuant to Paragraph 15 below, the Company shall (i) pay Executive a cash lump sum payment equal to $325,000, less lawful withholdings and taxes, payable on the 60th day following the Separation Date (the “Severance Payment”); and (ii) allow Executive to continue to participate in the Company’s Executive Physical Program for the remainder of 2013. Executive acknowledges and agrees that Employee is not otherwise entitled to the Severance Payment or to participate in the Company’s Executive Physical Program.
(a)    Equity Awards. All equity awards previously granted to Executive and outstanding as of the Separation Date shall continue to be governed by the terms and conditions of the underlying award agreements for each such award, including any provisions relating to forfeiture of such awards; provided, however, that the Company and Executive agree to amend such award agreements to the extent necessary to provide that all unexercised, vested stock options outstanding as of the Separation Date shall remain exercisable and shall not terminate until the earlier of (i) the first anniversary of the Separation Date or (ii) the date on which such stock option would otherwise terminate and be forfeited under the terms and conditions of the underlying award agreement if Executive's employment with the Company had continued through the first anniversary of the Separation Date (the "Extended Exercise Period").
(b)    Benefits. After the Separation Date, Executive will have the right to choose the continuation of any applicable medical and/or dental benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA. In addition to any amounts payable to Executive under Paragraph 2(a) and subject to execution of this Agreement by Executive, and provided Executive does not revoke this Agreement pursuant to Paragraph 15 below, the Company shall pay Executive an additional cash lump sum payment of $7,000.00, less applicable withholdings and taxes, on the 60th day following the Separation Date, to assist Executive with paying for any benefits she elects under COBRA (the "Additional Payment"). For purposes of clarity, Executive shall be solely responsible for electing and paying the premiums for any COBRA benefits, and the Additional Payment shall not be contingent on whether Executive elects continued coverage under COBRA.
(c)    Waiver of Additional Compensation or Benefits. Other than the Accrued Obligations, the Severance Payment, the Additional Payment, any vested equity awards, the Extended Exercise Period, COBRA continuation coverage benefits, any employee benefit plan subject to ERISA in which Executive has vested as of the Separation Date, and such compensation and payments required by law, Executive shall not be entitled to any additional compensation, payments, vacation pay, bonuses, benefits, payments or grants under any benefit plan, long term incentive plan, option plan, severance plan or bonus or incentive program established by the Company or any of the Company’s affiliates or that otherwise relate to Executive’s employment with the Company or positions with the Company, and that Executive’s participation in such plans, policies, or programs shall cease as of the Separation Date. Executive agrees that the release in Paragraph 3 covers any claims Executive might have regarding Executive’s compensation, bonuses,

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incentive compensation, stock options or grants and any other benefits Executive may or may not have received during Executive’s employment with the Company.
3.    General Release and Waiver.
(a)    By Executive. In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on her own behalf and on behalf of her agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to her employment, bonuses, any bonus plan, options, any long term incentive plan, her termination from employment, any claimed payments, contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act of 1990 as amended (“ADA”), the Family and Medical Leave Act of 1993 (“FMLA”), the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information and Nondiscrimination Act (“GINA”), the “Texas Commission on Human Rights Act” or Chapter 21 of the Texas Labor Code, any statute or laws of the State of Texas, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, breach of any change in control agreement or other agreement and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that she will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or

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any of the matters discharged and released in this Agreement. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes she may have against the Company or its affiliates. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding she may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf. This release shall not apply to (i) any of the Company’s obligations under this Agreement, (ii) COBRA continuation coverage benefits, (iii) any employee benefit plan subject to ERISA in which Executive has vested, (iv) any indemnification rights Executive is entitled to under the Company’s Certificate of Incorporation or By-Laws, (v) Executive's rights, if any, to coverage under any Company directors’ and officers’ insurance policy, or (vi) Executive's rights as a shareholder of the Company (to the extent Executive continue to own capital shares in the Company following the date hereof).
(b)    By the Company. In consideration of the release by Executive and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the Company hereby fully releases, remises, acquits and forever discharges Executive from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, or compensatory, punitive or any other kind of damages, which the Company has had in the past or presently has against Executive, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of her employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, except for claims that relate to Executive’s alleged (i) breach of fiduciary duty; or (ii) illegal or fraudulent conduct; provided, that the Company acknowledges that it is not aware of any facts or allegations that would support such a claim as of the Separation Date. Except as required by law, the Company agrees not to directly or indirectly commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against Executive arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or any of the matters discharged and released in this Agreement.
4.    Return of the Company Property. Within ten (10) days after the date hereof, except as expressly provided by this Paragraph 4, Executive shall, to the extent not previously returned, delivered or destroyed in the ordinary course of employment: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession which belongs to the Company or any one or more of its affiliates, including, without limitation, all, confidential information, computer equipment, access codes, messaging devices, credit cards, keys and access cards; and (b) deliver all original and copies of confidential information, notes, materials, records, plans, technical data or other documents, files or programs (whether stored in

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paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company or any one or more of the Company’s affiliates’ financial statements, business information, strategies, sales or similar information. By signing this Agreement, Executive represents and warrants that Executive has not retained and has destroyed in the ordinary course of employment or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company. Notwithstanding the foregoing, the Company agrees that Executive may retain the cellphone issued by the Company, iPhone 5 (telephone number: 8xx-3xx-9983). Executive acknowledges and agrees that she previously received a printed copy of her business contacts from the Company, and a thumb drive that contains her business contacts and her electronic calendar.
5.    No Admission Of Liability. This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve the matters outlined herein.
6.    Mutual Non-Disparagement. Executive agrees that she will not, directly or indirectly, disclose, communicate, or publish any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its parents, subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same. The Company agrees that it shall not, directly or indirectly, disclose, communicate, or publish any libelous, defamatory, or disparaging information concerning Executive, or Executive’s skills, integrity or her personal or business reputation to individuals or persons outside of the Company or cause others to disclose, communicate, or publish any disparaging information concerning the same. For purposes of this Paragraph 6, the Company’s obligation shall be limited to only the members of the Company’s Board of Directors, the named executive officers of the Company and such named executive officers’ direct reports. For purposes of clarity, truthful statements made under oath or in response to a subpoena shall not constitute a violation of this Paragraph 6.
7.    Cooperation. Executive hereby agrees, during the six (6) month period immediately following the date hereof, to be reasonably available to provide her full cooperation, at the reasonable request of the Company, with any of the Released Parties in the transitioning of her job duties and responsibilities, any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during her employment with the Company. Executive also agrees, during the two year period following the date hereof, to be reasonably available to the Company or its representatives to provide general advice or assistance as reasonably requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other

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disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive ("Related Legal Claims"). Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that her obligations of cooperation under this Paragraph 7 may include, but shall not be limited to, the need for or availability for testimony. Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Paragraph 7, provided, however, that the Company agrees to reimburse Executive for reasonable documented out-of-pocket expenses (such as parking, travel and meals) incurred by Executive in assisting the Company pursuant to this Paragraph 7 . Notwithstanding the foregoing, in the event the Company files a lawsuit or asserts a claim against Executive, Executive shall not be required to cooperate with respect to any such lawsuit or claim, except to the extent required by applicable law. All services or assistance contemplated in this Paragraph 7 shall be at mutually agreed to and convenient times.
8.    Announcements. As required by applicable law, the Company filed a Form 8K on October 9, 2013 reporting that Executive’s employment with the Company terminated on the Separation Date. The parties agree that following execution of this Agreement, the parties agree to develop and agree on an overall plan for any additional announcements of Executive’s resignation to employees of Company and third parties and the parties agree that neither Company nor Executive will make any additional formal announcements concerning Executive’s resignation to employees of Company or third parties until finalization of such plan except (i) as and when mutually agreed by the parties, which agreement shall not unreasonably be withheld, or (ii) as required by law, including any securities law filing requirements.
9.    No Assignment Of Claims. Executive represents that she has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.
10.    Binding Effect Of Agreement. This Agreement shall be binding upon the Company and upon Executive and her heirs, spouse, representatives, successors and assigns.
11.    Controlling Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas. The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties. Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in state or federal court located in Texas.
12.    Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

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13.    No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
14.    Entire Agreement. This Agreement sets forth the entire agreement between the parties and except as otherwise specifically set forth herein, fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement and Executive’s employment with the Company. Executive represents and acknowledges that in executing this Agreement, she does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.
15.    Knowing and Voluntary Waiver. Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that she has been given a period of 45 days to consider whether to agree to the terms contained herein, (ii) acknowledges that she has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that she understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.
This Agreement will become effective, enforceable, and irrevocable on the eighth (8th) day after the date on which it is executed by Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, Executive may revoke her agreement to release claims under the ADEA by indicating in writing to the Company Executive’s intention to revoke such release. If Executive exercises her right to revoke hereunder, Executive shall forfeit her right to receive payments hereunder in an amount equal to $315,000, and to the extent such payments have already been made, Executive agrees that she will immediately reimburse the Company for the amounts of such promises and benefits.
16.    Attorneys’ Fees. Provided Executive has not exercised her right to revoke this Agreement pursuant to Paragraph 15, the Company shall reimburse Executive, in an aggregate amount not to exceed $5,000.00 for the out-of-pocket costs, fees and expenses incurred by Executive in connection with the negotiation and entry into this Agreement, provided that Executive provides the Company with reasonable documentation of such costs, fees and expenses within sixty (60) days of the date of this Agreement. The Company shall reimburse Executive pursuant to this Paragraph 16 within ten (10) days of its receipt of reasonable documentation from Executive.
17.    Section 409A. The parties intend that all of the payments provided to Executive as described in this Agreement will either (a) be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a payment that would fall within the

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"short term deferral period" set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below), or (b) to the extent a payment is not found to be exempt from Section 409A of the Code, comply with the requirements of Section 409A, in either case so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and the parties shall at all times interpret this Agreement consistently with such intent. With regard to any provision herein that provides for reimbursement of costs and expenses, except as permitted by Section 409A of the Code, (i) the right to reimbursement is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that any payments made pursuant to this Agreement are, or will be found to be, exempt from or compliant with the requirements of Section 409A of the Code. Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A of the Code. Each payment of severance of other benefits that is subject to Section 409A of the Code shall be treated as a separate payment under Treasury Regulation Section 1.409A-2(b). For purposes of this Section 17, “Section 409A Limit” will mean two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s 2012 taxable year as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for 2013.

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

/s/ Terry M. Almon	11/5/2013
Date

STATE OF TEXAS            §
§
COUNTY OF TARRANT        §

Before me, a Notary Public, on this day personally appeared Terry Almon, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that she has executed this Agreement on behalf of herself and her heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this __5th__ day of _November ___, 2013.

/s/ Shannon Adams
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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OMNIAMERICAN BANCORP, INC.

By:    /s/ Tim Carter
Tim Carter
President and CEO

Date:    11/6/2013

STATE OF TEXAS            §
§
COUNTY OF TARRANT        §

Before me, a Notary Public, on this day personally appeared Tim Carter, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of the corporation, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this __6th__ day of _November______, 2013.

/s/ Keishi Y. High
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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